Exhibit 99.1

Kellogg Company Announces Satisfaction of Financing Condition for Debt Tender Offer

BATTLE CREEK, Mich., March 7, 2016 /PRNewswire/ — Kellogg Company (NYSE: K) (the “Company”) announced today that the financing condition, related to the previously announced tender offer(the “Tender Offer”) to purchase for cash up to $440.0 million aggregate principal amount (the “Maximum Tender Amount”) of its 7.45% Debentures due 2031 (the “Debentures”), has been satisfied by the Company’s issuance and sale of $750,000,000 of 3.250% Senior Notes due 2026 and $650,000,000 of 4.500% Senior Debentures due 2046 (collectively, the “Notes”) in a registered public offering. As previously disclosed, the Company intends to use the proceeds from the sale of the Notes, in part, to fund the consideration to be paid in the Tender Offer.

The Tender Offer is being made upon and is subject to the terms and conditions set forth in the Offer to Purchase dated February 25, 2016 (the “Offer to Purchase”) and the related Letter of Transmittal. The Company’s obligation to accept for payment and to pay for the Debentures validly tendered in the Tender Offer remain subject to the satisfaction or waiver of a number of other conditions described in the Offer to Purchase. The Company reserves the right, subject to applicable law, to: (i) waive any and all conditions to the Tender Offer; (ii) extend, terminate or withdraw the Tender Offer; (iii) increase or decrease the Maximum Tender Amount; or (iv) otherwise amend the Tender Offer in any respect.

Morgan Stanley & Co. LLC, Barclays Capital Inc. and BofA Merrill Lynch are acting as Lead Dealer Managers for the Tender Offer. The Information Agent and Tender Agent is D.F. King & Co., Inc. Copies of the Offer to Purchase, Letter of Transmittal and related offering materials are available by contacting the Information Agent at (800) 499-8159 (toll-free) or (212) 269-5550 (collect) or email kelloggs@dfking.com. Questions regarding the Tender Offer should be directed to Morgan Stanley & Co. LLC, Liability Management Group, at (800) 624-1808 (toll-free) or (212) 761-1057 (collect); Barclays Capital Inc., Liability Management Group, at (800) 438-3242 (toll-free) or (212) 528-7581 (collect); or BofA Merrill Lynch, Liability Management Group, at (888) 292-0070 (toll-free) or (980) 387-3907 (collect).

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

About Kellogg Company

At Kellogg Company (NYSE: K), we are driven to enrich and delight the world through foods and brands that matter. With 2015 sales of approximately $13.5 billion, Kellogg is the world’s leading producer of cereal, second largest producer of cookies and crackers, and a leading producer of savory snacks and frozen foods. Every day, our well-loved brands nourish families so they can flourish and thrive. These brands include Kellogg’s®, Keebler®, Special K®, Pringles®, Frosted Flakes®, Pop-Tarts®, Corn Flakes®, Rice Krispies®, Kashi®, Cheez-It®, Eggo®, Coco Pops®, Mini-Wheats®, and many more. To learn more about our responsible business leadership, foods that delight and how we strive to make a difference in our communities around the world, visit www.kelloggcompany.com.

Forward-Looking Statements

This news release contains, or incorporates by reference, “forward-looking statements.” Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning. The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the ability to consummate the Tender Offer. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.

CONTACT: Kellogg Company: Financial News Release: Analyst Contact: Simon Burton, CFA, (269) 961-6636; or Media Contact: Kris Charles, (269) 961-3799

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